Exhibit 10.15

FIRST LEASE AMENDMENT

This FIRST LEASE AMENDMENT (this “Amendment”) is entered into as of March 19, 2009, by and between COUPONS, INC., a California corporation (“Tenant”), and MSCP LOGUE, LLC, a Delaware limited liability company (“Landlord”), with reference to the following facts:

A. Landlord (as successor to Divco West Real Estate Services, Inc.) and Tenant are parties to that certain Lease, dated for references purposes August 11, 2006, as supplemented by that certain Commencement Date Certificate dated by Tenant and Landlord October 29, 2006 and November 7, 2006, respectively, for the lease by Tenant of space in the Building located at 400 Logue Avenue, Mountain View, California, as more particularly described in such lease (the “Lease”). All capitalized terms not otherwise defined herein shall have the meaning defined in the Lease.

B. Tenant and Landlord desire to amend the Lease to extend the Lease Term and to make certain other changes to the Lease, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Extension. The current Lease Term is scheduled to expire on October 31, 2014. Landlord and Tenant hereby agree that the Lease Term is extended to and shall now expire on October 31, 2016, and that Section J of the Summary of Basic Lease Terms (the “Summary”) is hereby amended to provide for a Lease Term of one hundred-twenty (120) months. The extension of the Lease Term under this Amendment is upon the same terms and conditions set forth in the Lease, except as otherwise expressly set forth in this Amendment.

2. Base Rent. Section K of the Summary is amended to provide that, effective as of April 1, 2009, and continuing through the remainder of the Lease Term, as extended by this Amendment, the Base Monthly Rent shall be $112,642.86 a month payable in advance on the first day of each month through and including October 31, 2016.

3. Additional Allowance. The Alterations and Furniture Allowance payable by Landlord to Tenant pursuant to Section P of the Summary and Section 5.2(d) of the Lease (the “Initial Allowance”) has been paid to Tenant. Landlord shall pay Tenant an additional allowance equal to six hundred fifty thousand dollars ($650,000.00) (the “Additional Allowance”) for use by Tenant to pay for new Tenant Alterations to the Premises constructed in accordance with the provisions of Section 5.2 of the Lease and for the purchase of modular work stations, furniture and other items of personal property used in the Premises (collectively, the “Additional Improvements”) to the extent the Initial Allowance has not been paid to Tenant for such work and property. Landlord shall disburse the Additional Allowance to Tenant within thirty (30) days after Landlord’s receipt from Tenant of (i) copies of all applicable building permits reflecting final sign-off by the local governmental authority to the extent such building permits were required for the applicable part of the Additional Improvements, (ii) a copy of the as-built final plans for the Additional Improvements to the extent such final plans were required for the applicable part of the Additional Improvements, (iii) copies of detailed invoices and unconditional lien waivers from the general contractor and all subcontractors and suppliers for the Additional Improvements, and (iv) such other documents required by Landlord to evidence the cost and satisfactory completion of the Additional Improvements.

4. General Provisions.

4.1 Confirmation. Tenant acknowledges and agrees that: (a) all free rent and any other concession required under the Lease have been granted, used and otherwise satisfied; (b) Landlord is currently in full compliance with all of its obligations under the Lease, and (c) Tenant has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease.

4.2 Miscellaneous. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. As amended hereby, the Lease shall remain in full force and effect. In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.

4.3 Counterparts. This Amendment may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

4.4 Effectiveness. The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

4.5 Real Estate Brokers. Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom the Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment.

4.6 Authority. Each party represents and warrants to the other that it is duly authorized to enter into this Amendment and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

LANDLORD: MSCP LOGUE, LLC, a Delaware limited liability company			TENANT: COUPONS, INC., a California corporation

By:	Divco West Real Estate Services, Inc.,		By:	/s/ Steven Boal
	a Delaware corporation		Name:	Steven Boal
	Its Agent		Its:	CEO

	By:	/s/ James Dingel
	Name:	James Dingel
	Its:	Managing Director

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